Exhibit 10.34

201 Elizabeth Street Sydney NSW 2000 Australia DX 107 Sydney Tel +61 2 9286 8000 Fax +61 2 9283 4144 www.dlaphillipsfox.com
Deed of Settlement and Release
Unilife Medical Solutions Limited
Craig Thorley
Joseph Kaal
Alan Shortall
Roger Williamson

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Deed of Settlement and Release

Table of contents

Parties	1

Background	1

1 Operative provisions	2
Settlement and Release	2
Release of the Parties	4

2 Conditions Precedent	4

3 Indemnity	4

4 No liability	4

5 Warranty	5

6 Bar to Action	5

7 Miscellaneous	5
Assignment	5
Costs	5
Covenant not to sue	5
Entire agreement	5
Counterparts	6
Further acts	6
Severability	6
Variation	6
Waivers	6
Confidentiality	6
Governing law and jurisdiction	7

8 Definitions and Interpretation	7
Definitions	7

Execution and date	9

Deed of Settlement and Release

Parties
Unilife Medical Solutions Limited ACN 008 071 403 of Level 5, 35 Clarence Street, Sydney NSW 2000 (Unilife)
Craig Thorley of [residential address omitted]
Joseph Kaal of [residential address omitted]
Alan Shortall of [residential address omitted]
Roger Williamson of [residential address omitted]
(together the Founding Shareholders)
Background
A	On 11 July 2002 Unilife entered into the Acquisition Agreement under which Unilife agreed to acquire all of the issued share capital of Unitract.

B	Pursuant to clause 11 of the Acquisition Agreement, Unilife acknowledged that certain former shareholders of Unitract would between them be entitled to be issued:
•	10 million Shares if and when Unilife achieved the First Milestone; and
•	a further 10 million Shares if and when Unilife achieved the Second Milestone.
C	The Founding Shareholders claim to be the certain former shareholders of Unitract referred to in clause 11 of the Acquisition Agreement.

D	A dispute has arisen between Unilife and the Founding Shareholders as to whether there was any time period within which the Milestones had to be achieved by Unilife.

E	Unilife’s position is that the Milestones had to be achieved within 5 years following completion of the Acquisition Agreement and if the Milestones were not achieved during that period the Founding Shareholders had no right to be issued any Shares under clause 11 of the Acquisition Agreement.

F	The Founding Shareholders’ position is that there was no time limit within which the Milestones had to be met by Unilife.

G	As at the date of this Deed the Milestones have not been met by Unilife.

H	The Parties wish, without admission of liability, to settle their differences in relation to whether any time limitation applies to the Milestones on the terms set out in this Deed.

Deed of Settlement and Release

1	Operative provisions
Settlement and Release
1.1	Unilife understands that under the Acquisition Agreement it was contemplated that the Founding Shareholders and George Sim were entitled to be issued Shares pursuant to clause 11 of the Acquisition Agreement on achievement of the Milestones.
1.2	The Founding Shareholders jointly and severally covenant with Unilife that the understanding of Unilife set out in clause 1.1 is not correct and that the only persons now having the benefit of clause 11 of the Acquisition Agreement are the Founding Shareholders.
1.3	Subject to clauses 1.8 and 2.1, in full and final settlement of Unilife’s obligations under clause 11 of the Acquisition Agreement the Parties agree that the Founding Shareholders will be entitled to be issued, subject to any Shareholder approvals required under the Listing Rules or the Act, up to a maximum of 20 million Shares in aggregate (that is, the maximum number of Shares that can be issued pursuant to this Deed in total is 20 million Shares) for no monetary consideration in accordance with clause 11 of the Acquisition Agreement if the following conditions are met by Unilife (provided that such Shares have not already been issued pursuant to clause 1.4):
1.3.1	10 million fully paid Shares (divided between the Founding Shareholders in such proportions as are notified to Unilife in writing by all of the Founding Shareholders) if Unilife earns a net profit after tax of A$6.5 million or more (as confirmed by Unilife’s auditors) in a full financial year prior to 30 October 2014; and
1.3.2	20 million fully paid Shares (divided between the Founding Shareholders in such proportions as are notified to Unilife in writing by all of the Founding Shareholders) if Unilife earns a net profit after tax of A$12 million or more (as confirmed by Unilife’s auditors) in a full financial year prior to 30 October 2014 (which would reduce to 10 million fully paid Shares if the right to be issued Shares under clause 1.3.1 has already arisen due to satisfaction of the condition in clause 1.3.1).
1.4	If a Change in Ownership Event occurs prior to 30 October 2014, the Founding Shareholders will be entitled to be issued, subject to any Shareholder approvals required under the Listing Rules or the Act, all of the Shares referred to in clause 1.3 to the extent that they have not already been issued to them pursuant to clause 1.3. The Shares issued pursuant to this clause 1.4 will be divided between the Founding Shareholders in such proportions as are notified to Unilife in writing by all of the Founding Shareholders.
1.5	Subject to the terms of this Deed (including clause 1.8) and any Shareholder approvals required under the Listing Rules or the Act and any disclosure document requirements under the Act, all Shares required to be issued under clause 1.3 or 1.4 will be issued by Unilife as soon as practicable after the right to be issued the Shares arises.

Deed of Settlement and Release

1.6	If Unilife does not earn a net profit after tax of A$6.5 million or more (as confirmed by Unilife’s auditors) in any full financial year prior to 30 October 2014 the Founding Shareholders will have no right to be issued the Shares referred to in clause 1.3.1 or 1.4 except in the case of clause 1.4 to the extent that the right has arisen prior to 30 October 2014.
1.7	If Unilife does not earn a net profit after tax of A$12 million or more (as confirmed by Unilife’s auditors) in any full financial year prior to 30 October 2014 the Founding Shareholders will have no right to be issued the Shares referred to in clause 1.3.2 or 1.4 except in the case of clause 1.4 to the extent that the right has arisen prior to 30 October 2014.
1.8	In the event that any person brings an action, suit or claim against Unilife to be issued Shares under clause 11 of the Acquisition Agreement or any other document or representation relating to clause 11 of the Acquisition Agreement:
1.8.1	Unilife will be under no obligation to issue any of the Shares referred to in clause 1.3 until such time as such action, suit or claim has been fully and finally resolved even if the conditions in clause 1.3 have been met; and
1.8.2	if a Change in Ownership Event occurs and the claim, suit or action has not been fully and finally resolved by (as applicable):
(a)	the date on which the takeover offer becomes unconditional; or
(b)	the record date for determining the entitlement of Shareholders to attend and vote at the Shareholders meeting to approve the scheme of arrangement; or
(c)	the date of completion of the disposal of the business of Unilife; or
(d)	the date of completion of the acquisition of Shares referred to in paragraph (d) of the definition of Change in Ownership Event,
Unilife will be irrevocably and unconditionally released from any obligation to issue any Shares pursuant to this Deed.
1.9	The Parties agree that if there is an internal restructure of Unilife that results in a new company becoming the parent company of Unilife (whether that new parent company is incorporated in Australia or another country) this Deed will be novated to the new parent company with the intention that all references in this Deed to Unilife (including clauses 1.3 to 1.8 inclusive) will, to the extent necessary, be deemed to be references to the new parent company.
1.10	Notwithstanding any other provision of this Deed, the Parties agree that the maximum number of Shares that can be issued pursuant to this Deed in total is 20 million Shares.

Deed of Settlement and Release

Release of the Parties
1.11	The Founding Shareholders jointly and severally agree that they have no other rights whatsoever in relation to clause 11 of the Acquisition Agreement other than those rights set out in this Deed.
1.12	The Founding Shareholders hereby jointly and severally and absolutely and irrevocably release and forever discharge Unilife and all of its Related Bodies Corporate and their respective officers and employees from all actions, suits, claims, demands, costs and other liabilities of any nature whatsoever which they now or at any time may have, or, but for the execution of this Deed, could or might have had against Unilife or any of its Related Bodies Corporate or their respective officers and employees, in connection with or incidental to the issue of Shares pursuant to clause 11 of the Acquisition Agreement except for the rights set out in this Deed.
2	Conditions Precedent
2.1	The Parties acknowledge and agree that the terms of this Deed and the rights of the Parties under this Deed are conditional on Shareholders approving the terms of this Deed by ordinary resolution by no later than 30 June 2009. If Shareholders do not approve the terms of this Deed by ordinary resolution by 30 June 2009, then this Deed will automatically terminate and will be deemed to be void ab initio.
3	Indemnity
3.1	The Founding Shareholders jointly and severally indemnify and hold harmless Unilife and its Related Bodies Corporate and their respective officers and employees against all actions, suits, claims, losses, demands, costs and other liabilities of any nature whatsoever (including any award of damages, interest, consequential loss of profits and all legal costs on a full indemnity basis) which may arise or be brought by any other person (including George Sim in his own right or in any other capacity including as a trustee of a trust) pursuant to clause 11 of the Acquisition Agreement, any other document or representation relating to clause 11 of the Acquisition Agreement or any other document in connection with this Deed.
4	No liability
4.1	The Founding Shareholders agree that the execution of this Deed by Unilife is not an admission of any liability by Unilife or its Related Bodies Corporate or their respective officers and employees to the Founding Shareholders or any other person in relation to the Acquisition Agreement.

Deed of Settlement and Release

5	Warranty
5.1	Each of the Founding Shareholders warrants that:
5.1.1	It has taken independent legal advice as to the nature, effect and extent of this Deed.
5.1.2	It is not their intention to sell, transfer or otherwise dispose of any Shares issued to them pursuant to this Deed for at least 12 months after the date of issue of the Shares to them.
5.1.3	It is aware that Unilife is relying on the warranties in clauses 5.1.1 and 5.1.2 in executing this Deed.
6	Bar to Action
6.1	The Parties each acknowledge and agree that the settlement and release provided under this Deed may be pleaded by any Party as a bar to any action, suit or proceeding commenced now or taken at any time by any Party or their officers or employees or any person or entity on their behalf in relation to the claims released by this Deed.
7	Miscellaneous
Assignment
7.1	The Founding Shareholders cannot assign or transfer any of their rights or obligations under this Deed without the prior written consent of Unilife.
Costs
7.2	Each of the Parties shall bear and be responsible for their own costs and expenses arising out of or in connection with the preparation, negotiation, execution and stamping of this Deed and any other document related to this Deed.
Covenant not to sue
7.3	The Founding Shareholders jointly and severally covenant with Unilife not to bring any action, suit or proceeding for any claim, cost, damages, debt, expense, liability, loss, allegation, demand or cause of action of any kind against Unilife or its Related Bodies Corporate or their respective officers and employees arising out of or in any way relating to the release in clause 1.12, other than claims expressly arising under this Deed.
Entire agreement
7.4	Each Party represents to and agrees with each other Party that:
7.4.1	this Deed sets out the entire arrangement between the Parties in respect of the subject matter of this Deed;
7.4.2	no Party can rely on an earlier written document or anything said or done by or on behalf of another Party before this Deed was executed to the extent that the earlier document or thing said or done is inconsistent with this Deed; and

Deed of Settlement and Release

7.4.3	without limiting the generality of this clause, any promise or representation relied upon by that Party in deciding whether or not to enter into this Deed is fully and accurately reflected in this Deed and the settlements and releases contained in it.
Counterparts
7.5	This Deed may be executed in such counterparts as may be deemed necessary or convenient and all such counterparts taken together shall be deemed to constitute one and the same document.
Further acts
7.6	Each of the Parties must at its own expense promptly execute all documents and do or use reasonable endeavours to cause a third party to do all things that another Party from time to time may reasonably request in order to give effect to, perfect or complete this Deed and all transactions incidental to it.
Severability
7.7	Each provision of this Deed is individually severable. If any provision is or becomes illegal, unenforceable or invalid in any jurisdiction, it is to be treated as being severed from this Deed in the relevant jurisdiction, but the rest of this Deed will not be affected. The legality, validity and enforceability of the provision in any other jurisdiction will not be affected.
Variation
7.8	No variation of this Deed will be of any force or effect unless it is in writing and signed by each Party to this Deed.
Waivers
7.9	A waiver of any right, power or remedy under this Deed must be in writing signed by the Party granting it. A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.
7.10	The fact that a Party fails to do, or delays in doing, something the Party is entitled to do under this Deed does not amount to a waiver.
Confidentiality
7.11	Subject to clause 7.12, the terms of this Deed are confidential and must not be disclosed to any other person or corporation (other than a Party to this Deed or any solicitor or agent who has acted for such Party in respect of the relevant matters) unless under compulsion of law (including the Listing Rules) or for the purpose of enforcing the terms of this Deed.
7.12	The Parties agree that Unilife will be entitled to lodge announcements setting out the terms of this Deed with the ASX at any time and in such form as Unilife determines and also include the terms of this Deed in any Notice of Meeting of Shareholders or disclosure document under Chapter 6D of the Act.

Deed of Settlement and Release

Governing law and jurisdiction
7.13	This Deed is governed by the law of New South Wales. The Parties submit to the non-exclusive jurisdiction of its courts and courts of appeal from them.
8	Definitions and Interpretation
Definitions
8.1	In this Deed the following definitions apply:
Acquisition Agreement means the Acquisition Agreement dated 11 July 2002 between Unilife, Unitract, Craig Thorley, Joseph Kaal, Alan Shortall, Roger Williamson, Grange Consulting Group Pty Ltd ACN 073 900 848, ASP Plastics Pty Ltd ACN 077 504 299, Andrew Hart and George Sim.
Act means the Corporations Act 2001 (Cth).
ASX means ASX Limited or the securities market it operates, as the context requires.
Change in Ownership Event means:
(a)	other than as part of an internal restructure of the Unilife group (including a restructure that is effected to redomicile the Unilife group, including by imposing a new parent company of Unilife incorporated in another country), a takeover bid is made to the holders of Shares which becomes unconditional;
(b)	other than as part of an internal restructure of the Unilife group (including a restructure that is effected to redomicile the Unilife group, including by imposing a new parent company of Unilife incorporated in another country), pursuant to an application to the Court, the Court orders a meeting to be held in relation to a proposed compromise or arrangement relating to Unilife for the purpose of or in connection with a scheme for the reconstruction of Unilife or its amalgamation with any other company;
(c)	Unilife enters into an agreement to sell the whole, or substantially the whole, of its business to a third party that is not a Related Body Corporate of Unilife; or
(d)	other than as part of an internal restructure of the Unilife group (including a restructure that is effected to redomicile the Unilife group, including by imposing a new parent company of Unilife incorporated in another country), through the acquisition of Shares in Unilife a person is able to determine the majority composition of the board of directors of Unilife.
First Milestone means Unilife earning a net profit of A$6.5 million after tax (as determined by the auditors of Unilife) in a financial year following completion of the Acquisition Agreement.
George Sim means George Sim in his capacity as trustee of the ELM Unit Trust.

Deed of Settlement and Release

Listing Rules means the official listing rules of ASX as amended from time to time.
Milestones means the First Milestone and the Second Milestone.
Related Body Corporate has the meaning given to that term in the Act.
Second Milestone means Unilife earning a net profit of A$12 million after tax (as determined by the auditors of Unilife) in a financial year following completion of the Acquisition Agreement.
Shareholders means the shareholders of Unilife from time to time.
Share means one ordinary fully paid share in the capital of Unilife.
Unilife means Unilife Medical Solutions Limited ACN 008 071 403.
Unitract means Unitract Syringe Pty Limited ACN 101 059 723.
Interpretation
8.2	In this Deed, unless the context otherwise requires:
8.2.1	A reference in this Deed to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.
8.2.2	A reference to a clause, part, schedule or attachment is a reference to a clause, part, schedule or attachment of or to this Deed.
8.2.3	Headings are inserted for convenience only and do not affect the interpretation of this Deed.
8.2.4	A reference in this Deed to dollars or A$ means Australian dollars.
8.2.5	A reference in this Deed to any person includes a reference to any individual, company, body corporate, association, partnership, joint venture, trust or government agency.
8.2.6	A reference to the word ‘include’ or ‘including’ is to be construed without limitation.
8.2.7	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.
8.2.8	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.
8.2.9	A reference to this Deed means the agreement recorded in this document.

Deed of Settlement and Release

Execution and date

Executed as a deed.

Date:

Signed, sealed and delivered for and on behalf of Unilife Medical Solutions Limited in the presence of:

Signature Director	Signature of Director

Name of Director (print)	Name of Director (print)

Signed, sealed and delivered by Craig Thorley in the presence of:

Signature of witness	/s/ Craig Thorley Signature of Craig Thorley

Name of witness (print)

Signed, sealed and delivered by Joseph Kaal in the presence of:

Signature of witness	/s/ Joseph Kaal Signature of Joseph Kaal

Name of witness (print)

Deed of Settlement and Release

Signed, sealed and delivered by Alan Shortall in the presence of:

/s/ Signature of witness	/s/ Alan Shortall Signature of Alan Shortall

Name of witness (print)

Signed, sealed and delivered by Roger Williamson in the presence of:

/s/ Signature of witness	/s/ Roger Williamson Signature of Roger Williamson

Name of witness (print)